As filed with the Securities and Exchange Commission on August 25, 2025

 Registration No. 333-199688
Registration No. 333-221357
Registration No. 333-230485
Registration No. 333-239258
Registration No. 333-267284

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-199688
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-221357
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230485
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-239258
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-267284

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lifeward Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Donald Lynch Blvd. Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

ReWalk Robotics Ltd. 2014 Incentive Compensation Plan
Lifeward Ltd. 2025 Incentive Compensation Plan
(Full Title of the Plans)

William Mark Grant
President and Chief Executive Officer
200 Donald Lynch Blvd.
Marlborough, MA 01752
(508) 251-1544
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 Tel: (445) 207-7805	Aaron M. Lampert, Adv. Ephraim Peter Friedman, Adv. Goldfarb Gross Seligman & Co. Azrieli Center, Round Tower Tel Aviv 6701101, Israel Tel: +972-3-607-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Lifeward Ltd. (the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) the following registration statements on Form S-8 (the “Prior Registration Statements”) on the dates set forth below to register shares of the Registrant’s ordinary shares, par value NIS 1.75 per ordinary share (the “Ordinary Shares”), under the ReWalk Robotics Ltd. 2014 Incentive Compensation Plan (the “2014 Plan”), as set forth below:

•	File No. 333-199688 on October 29, 2014 to register 1,606 Ordinary Shares;
•	File No. 333-221357 on November 6, 2017 to register 12,694 Ordinary Shares;
•	File No. 333-230485 on March 25, 2019 to register 11,108 Ordinary Shares;
•	File No. 333-239258 on June 18, 2020 to register 262,697 Ordinary Shares; and
•	File No. 333-267284 on September 6, 2022 to register 628,571 Ordinary Shares.

On April 1, 2019, the Company effected a 1-for-25 reverse share split of its ordinary shares. On March 15, 2024, the Company effected a 1-for-7 reverse share split of its ordinary shares. The share amounts stated above are presented on a post-split basis and reflect such reverse share splits.

Pursuant to the Prior Registration Statements, an aggregate of  916,676 Ordinary Shares were registered for issuance from time to time under the 2014 Plan.

On August 1, 2025 (the “Effective Date”), the Registrant’s shareholders approved the Lifeward Ltd. 2025 Incentive Compensation Plan (the “2025 Plan”). Following the Effective Date, no future awards will be granted under the 2014 Plan any Ordinary Shares underlying awards that are forfeited, canceled, terminated or expire unexercised under the 2014 Plan will be added back to the Ordinary Shares available under the 2025 Plan. As of the Effective Date, there were 164,129 Ordinary Shares underlying existing equity awards under the 2014 Plan.

The Registrant is filing this Post-Effective Amendment to the Prior Registration Statements (this “Post-Effective Amendment”) pursuant to (i) the Securities Act of 1933, as amended (the “Securities Act”), (ii) the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements, and (iii) the Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretive position of the Division of Corporation Finance of the Commission, to amend the Prior Registration Statements to also cover the registration of 164,129 Ordinary Shares (the “Outstanding Shares”) subject to awards outstanding as of the Effective Date under the 2014 Plan (to the extent such Outstanding Shares are, or become no longer issuable under the 2014 Plan and instead are, or become, issuable under the 2025 Plan). No additional securities are being registered by this Post-Effective Amendment. For the avoidance of doubt, this Post-Effective Amendment will not cause the Prior Registration Statements to cover the registration of any additional Ordinary Shares that may be offered under the 2025 Plan that were not previously issuable under the 2014 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with these Post-Effective Amendments.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with these Post-Effective Amendments.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 7, 2025;

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the Commission on May 15, 2025 and August 14, 2025;

(iii)
The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on January 8, 2025, January 8, 2025, January 13, 2025, February 20, 2025, March 7, 2025, April 14, 2025, April 15, 2025, May 19, 2025, June 3, 2025, June 16, 2025, June 26, 2025, August 5, 2025, August 8, 2025 and August 13, 2025; and

(iv)
The description of the Registrant’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-36612) filed with the Commission on September 2, 2014, as updated by any amendment or report filed for the purpose of updating that description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s Seventh Amended and Restated Articles of Association (“Articles of Association”) include such a provision. An Israeli company also may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or criminal fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Registrant has entered into indemnification agreements with office holders to exculpate, indemnify and insure the Registrant’s office holders to the fullest extent permitted by the Registrant’s Articles of Association, the Israeli Companies Law and the Israeli Securities Law, 5728-1968.

The Registrant has obtained directors’ and officers’ liability insurance for the benefit of the office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
3.1
Seventh Amended and Restated Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2025).

5.1*	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).

23.1*	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global Limited.

23.2*	Consent of Goldfarb Gross Seligman & Co., Attorneys at Law (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

99.1#
ReWalk Robotics Ltd. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-239258), filed with the Commission on June 18, 2020).

99.2#
2014 Incentive Compensation Plan Form of Option Award Agreement for employees and executives (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).

99.3#
2014 Incentive Compensation Plan Form of Restricted Share Unit Award Agreement for non-Israeli employees, and executives (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).

99.4#
2014 Incentive Compensation Plan Form of Restricted Share Unit Award Agreement for Israeli non-employee directors, employees and executives (incorporated by reference to Exhibit 10.20.1 to the Company’s Registration Statement on Form S-1 (File No. 333-227852), filed with the SEC on October 15, 2018).

99.5#
2014 Incentive Compensation Plan Form of Restricted Share Unit Award Agreement between the Company and Jeffrey Dykan, as director (incorporated by reference to Exhibit 10.20.2 to the Company’s Registration Statement on Form S-1 (File No. 333-227852), filed with the SEC on October 15, 2018).

99.6#
2014 Incentive Compensation Plan New Form of Restricted Share Unit Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-227852), filed with the SEC on October 15, 2018).

99.7#
2014 Incentive Compensation Plan Prior Form of Restricted Share Unit Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).

99.8#
2014 Incentive Compensation Plan Prior Form of Option Award Agreement for Israeli non-employee directors (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2017, as amended on April 27, 2017).

99.9#
2014 Incentive Compensation Plan Prior Form of Option Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2017, as amended on April 27, 2017).

99.10#	Lifeward Ltd. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 5, 2025).

99.11#
Form of Incentive Stock Option Award Agreement for non-Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-289840) filed with the Commission on August 25, 2025).

99.12#
Form of Non-Qualified Stock Option Award Agreement for non-Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-289840) filed with the Commission on August 25, 2025).

99.13#
Form of Option Award Agreement for Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-289840) filed with the Commission on August 25, 2025).

99.14#
Form of Restricted Share Unit Award Agreement for non-Israeli employees, executives and non-employee directors under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 (File No. 333-289840) filed with the Commission on August 25, 2025).

99.15#
Form of Restricted Share Unit Award Agreement for Israeli employees, executives and non-employee directors, employees and executives under the 2025 Incentive Compensation Plan (incorporated by reference to Exhibit 99.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-289840) filed with the Commission on August 25, 2025).

*      Filed herewith.

#      Denotes management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on this 25th day of August, 2025.

LIFEWARD LTD.

By:	/s/ Almog Adar
Name:	Almog Adar
Title:	Chief Financial Officer

POWER OF ATTORNEY

NOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William Mark Grant and Almog Adar, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Post-Effective Amendments and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons on August 25, 2025 in the capacities indicated:

Signatures	Title

/s/ William Mark Grant
William Mark Grant	Director and President and Chief Executive Officer (Principal Executive Officer)
/s/ Almog Adar
Almog Adar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph Turk
Joseph Turk	Chairman, Board of Directors

/s/ Dr. John William Poduska
Dr. John William Poduska	Director

/s/ Michael Swinford
Michael Swinford	Director
Ra
/s/ Randel Richner
Randel Richner	Director

/s/ Hadar Levy
Hadar Levy	Director

/s/ Robert J. Marshall
Robert J. Marshall	Director